UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 12, 2009

CHINA SHEN ZHOU MINING & RESOURCES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-33929	87-0430816
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 166 Fushi Road Zeyang Tower, Shijingshan District, Beijing, China 100043

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:   86-010-8890 6927

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.        Triggering Events That Accelerate or Increase a Direct Financial Obligation.

On April 16, 2009, China Shen Zhou Mining & Resources, Inc. (the “Company”) received a notice of default from Best Tone Holdings Limited, as the subsequent purchaser of the Company’s $28,000,000 6.75% Senior Convertible Notes due 2012 (“Senior Notes”), originally issued to Citadel Equity Fund Ltd. on December 27, 2006,  pursuant to Section 6.01(d) of the Indenture dated December 27, 2006 (“Indenture”) between the Company and the Bank of New York, as Trustee, stating that the Company failed to achieve certain minimum EBITDA targets for the fiscal quarters ended March 31, June 30, and September 30, 2008 and demanding that the Company remedy such defaults (the “Notice of Default”).  Pursuant to Section 6.01(d) of the Indenture, if the Company fails to cure such defaults within 14 days after such notice of default was given to the Company, such failure would constitute an event of default and the Trustee or the holders of 25% in principal amount of Senior Notes may, pursuant to Section 6.02 of the Indenture declare the principal of all such Senior Notes, together with all accrued but unpaid interest, if any, to be due and payable by notice in writing, and as a result, the payment of $28,000,000, the total amount of the Senior Notes due may be accelerated and become Company’s direct financial obligation immediately.

On May 8, 2009, the Company received a notice of acceleration from Best Tone Holdings Limited with respect to the Senior Notes stating that the Company’s failure to achieve certain minimum EBITDA targets for the fiscal quarters ended March 31, June 30, and September 30, 2008 continued without being remedied within 14 days after the Notice of Default and that the principal amount of the Senior Notes, together with all accrued but unpaid interest, if any, are accelerated and immediately due and payable.  The Company is currently in discussions with Best Tone Holdings Limited regarding the remedy of the default stated in the Notice of Default.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

REGISTRANT:

China Shen Zhou Mining & Resources, Inc.

Date: May 12, 2009	By:	/s/ Xiaojing Yu
Xiaojing Yu
Chief Executive Officer